UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 13, 2011 (Date of earliest event reported)
Banyan Rail Services Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

2255 Glades Road, Suite 342-W, Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

561-443-5300 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2011, Lawrence Forman resigned as Chief Financial Officer of Banyan Rail Services Inc. (the “Company”) to focus his attention on other business opportunities.

Effective the same day, the Company’s board of directors appointed Jon Ryan, age 39, as the chief financial officer of the Company. Mr. Ryan formerly held the position of Corporate Controller of Gazit Group USA. Gazit Group is the U.S. local office of the global real estate investment company, Gazit Globe LTD, which is traded on the Israeli exchange. Gazit Group, through various local subsidiaries, is an owner operator within the medical office and senior assisted living real estate markets. Mr. Ryan also formerly served as a Senior Manager at Ernst & Young LLP’s Assurance and Advisory Business Services with a concentration within the Real Estate and Hospitality group. Mr. Ryan began his career as a staff accountant at Smoak, Davis & Nixon LLP after graduating from the University of North Florida with a Bachelor of Business Administration and a concentration in accounting. Mr. Ryan is a licensed CPA in the State of Florida.

Also on May 13, 2011, the board appointed current director Donald D. Redfearn as the Company’s president. Gary O. Marino will continue to serve as the Company’s chief executive officer. Mr. Redfearn, age 58, joined the board in January 2010. He also serves as senior vice president for Patriot Rail Corp., an owner and operator of short line and regional railroads. Mr. Redfearn has been the owner of Redfearn Enterprises, LLC, a real estate holding company, since 2007. From 2004 to 2007, he served as president of RailAmerica, Inc., a railroad holding company, and from 1989 to 2004 he served as executive vice president of RailAmerica.  He also served as a director of RailAmerica since its inception in 1986 through 2007. Mr. Redfearn received his B.A. degree in Business Administration from the University of Miami and graduated from the School of Banking of the South at Louisiana State University. Active in local charities, Mr. Redfearn is a member of the United Way Leadership Circle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

	By:	/s/ C. Lawrence Rutstein
	Name:	C. Lawrence Rutstein
	Title:	Vice President of Administration and Secretary

Dated: May 16, 2011